Exhibit 23.4

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
American Radio Systems Corporation:

         We consent to incorporation by reference in this Registration Statement on Form S-4 of American Radio Systems Corporation filed pursuant to Rule 462(b) and incorporating the previously effective Registration Statement on Form S-4 (No. 333-15231) of our report dated October 16, 1996, relating to the combined balance sheets of WBAV-AM/FM and WPEG-FM as of December 31, 1995 and September 30, 1996, and the combined statements of earnings and division equity, and cash flows for the periods from January 1, 1995 to May 12, 1995 and from May 13, 1995 to December 31, 1995 and the nine months ended September 30, 1996. We also consent to the reference to our firm under the heading "Experts" in the Joint Proxy/Prospectus. Our report contains an explanatory paragraph that refers to a different cost basis in the financial information of WBAV-AM/FM and WPEG-FM for periods before and after their acquisition by Evergreen Media Corporation. As a result of such different cost basis, the financial information for periods before and after the acquisition is not comparable.

                                                     /s/ KPMG Peat Marwick LLP
                                                     KPMG PEAT MARWICK LLP

Dallas, Texas
November 14, 1996

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